Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Insys Therapeutics, Inc.

Chandler, Arizona

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 3, 2015, relating to the consolidated financial statements of Insys Therapeutics, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ BDO USA, LLP

Phoenix, Arizona

March 3, 2015